Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-272245 on Form N-14 of our report dated November 28, 2022, relating to the financial statements and financial highlights of Center Coast Brookfield Midstream Focus Fund and Center Coast Brookfield MLP & Energy Infrastructure Fund appearing in the Annual Report on Form N-CSR of Center Coast Brookfield Midstream Focus Fund and Center Coast Brookfield MLP & Energy Infrastructure Fund for the year ended September 30, 2022, and to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, “Representations and Warranties”, and “Financial Statements” in the Joint Prospectus/Information Statement, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

June 30, 2023